CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Ivy Funds of our reports dated June 9, 2023, relating to the financial statements and financial highlights, which appear in Delaware Mid Cap Growth Equity Fund and Delaware Small Cap Growth Fund's Annual Reports on Form N-CSR for Delaware Group Equity Funds IV for the year ended March 31, 2023. We also consent to the references to us under the headings "Independent Registered Public Accountants" and "Financial Highlights" in such Registration Statement.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
February 29, 2024